BofI Holding, Inc. Announces Second Quarter Net Income, Up 14.7%

SAN DIEGO, CA – (MARKETWIRED) – January 30, 2017 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2016. Net income was $32.3 million, an increase of 14.7% over net income of $28.1 million for the quarter ended December 31, 2015. Earnings attributable to BofI’s common stockholders were $32.2 million or $0.50 per diluted share for the second quarter of fiscal 2017, an increase of 14.8% from $28.1 million or $0.44 per diluted share for the second quarter ended December 31, 2015.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 14.9% to $31.9 million for the quarter ended December 31, 2016 compared to $27.7 million for the quarter ended December 31, 2015.

Second Quarter Fiscal 2017 Financial Summary:

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	Q2 Fiscal 2017	Q2 Fiscal 2016	% Change
Net interest income	$76,361	$63,171	20.9%
Non-interest income	$16,700	$16,220	3.0%
Net income	$32,300	$28,149	14.7%
Adjusted earnings[1]	$31,878	$27,735	14.9%
Net income attributable to common stockholders	$32,222	$28,071	14.8%
Diluted EPS	$0.50	$0.44	13.6%

1 See “Use of Non-GAAP Financial Measures”

“We had another solid quarter, with sequential improvements in loan growth, net interest margin and operating efficiency,” stated Greg Garrabrants, President and Chief Executive Officer. “Our loan originations were well balanced with good contributions from commercial and industrial, multifamily and small balance commercial real estate, and jumbo single family lending. With our continued success diversifying our lending, consumer and commercial deposit, and fee-based businesses, we are well positioned for profitable growth,” Mr. Garrabrants concluded.

Other Highlights:

•	Total assets reached $8,167.9 million, up $1,505.7 million or 22.6% compared to December 31, 2015

•	Loan and lease portfolio grew by $1,166.2 million or 20.7% compared to December 31, 2015

•	Deposits grew by $1,410.7 million, or 27.1% compared to December 31, 2015

•	Asset quality remains strong with total non-performing assets of 0.43% of total assets at December 31, 2016

•	Return on average common stockholders’ equity was 17.49% for the three months ended December 31, 2016

•	Tangible book value increased to $11.72 per share, up $2.12 per share compared to December 31, 2015
Second Quarter Fiscal 2017 Income Statement Summary
During the quarter ended December 31, 2016, BofI earned $32.3 million or $0.50 per diluted share compared to $28.1 million, or $0.44 per diluted share for the quarter ended December 31, 2015. Net interest income increased $13.2 million or 20.9% for the quarter ended December 31, 2016 compared to December 31, 2015, due to the $1.5 billion growth in average-earning assets.
The loan and lease loss provision was $4.1 million for the quarter ended December 31, 2016 compared to $3.4 million for the quarter ended December 31, 2015. The increase in the provision is primarily the result of growth in the loan portfolio and changes in the loan mix during the quarter ended December 31, 2016.
For the second quarter ended December 31, 2016, non-interest income was $16.7 million compared to $16.2 million for the three months ended December 31, 2015. The increase year over year was the result of increases in mortgage banking income of $1.9 million and in banking service fees and other income of $2.2 million, primarily due to increased fees related to individual retirement accounts, partially offset by a $3.5 million decrease in gain on sale – other due to decreased sales of structured settlements.
Non-interest expense or operating costs increased $5.9 million to $33.3 million for the quarter ended December 31, 2016 from $27.4 million for the three months ended December 31, 2015. The increase was mainly a result of an increase in salaries and related expense of $3.5 million related to staffing added since December 31, 2015, an increase in data processing and internet expense of $0.6 million, an increase in occupancy and equipment of $0.4 million and an increase of $0.6 million in other general and administrative costs. The increases in staffing primarily support loan, deposit, data processing and software initiatives.
Balance Sheet Summary
BofI’s total assets increased $568.6 million, or 7.5%, to $8,167.9 million, as of December 31, 2016, up from $7,599.3 million at June 30, 2016. The loan portfolio increased $456.8 million on a net basis, primarily from portfolio loan originations and purchases of $1,996.9 million less principal repayments and other adjustments of $1,540.1 million. Loans held for sale decreased $4.5 million. Investment securities decreased $84.3 million primarily due to sales and principal repayments. Total liabilities increased by $498.5 million, or 7.2%, to $7,414.2 million at December 31, 2016, up from $6,915.7 million at June 30, 2016. The increase in total liabilities resulted primarily from growth in deposits of $566.6 million. Stockholders’ equity increased by $70.1 million, or 10.3%, to $753.7 million at December 31, 2016 from $683.6 million at June 30, 2016. The increase was primarily the result of $61.2 million in net income and $4.8 million in unrealized gain in available-for-sale securities in other comprehensive income.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.36% at December 31, 2016.

Conference Call
A conference call and webcast will be held on Monday, January 30, 2017 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Tuesday, February 28, 2017, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13652290.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $8.2 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands)	2016	2015	2016	2015
Net income	$32,300	$28,149	$61,197	$53,650
Realized securities losses (gains)	(1,622)	(933)	(2,612)	(933)
Unrealized securities losses (gains)	894	219	903	267
Tax (provision) benefit	306	300	717	278
Adjusted earnings[1]	$31,878	$27,735	$60,205	$53,262
1. The non-GAAP adjusted earnings calculation does not exclude FHLB special dividends due to their repeated occurrence.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	December 31, 2016	June 30, 2016	December 31, 2015
Selected Balance Sheet Data:
Total assets	$8,167,876	$7,599,304	$6,662,215
Loans and leases—net of allowance for loan and lease losses	6,811,470	6,354,679	5,645,272
Loans held for sale, at fair value	33,990	20,871	24,730
Loans held for sale, lower of cost or fair value	15,905	33,530	65,429
Allowance for loan and lease losses	40,928	35,826	35,071
Securities	387,885	472,205	452,058
Total deposits	6,610,674	6,044,051	5,199,966
Securities sold under agreements to repurchase	35,000	35,000	35,000
Advances from the FHLB	665,000	727,000	758,000
Subordinated notes and debentures and other	56,408	56,016	5,155
Total stockholders’ equity	753,671	683,590	613,330

Capital Ratios:
Equity to assets at end of period	9.23%	8.99%	9.21%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.71%	9.12%	9.75%
Common equity tier 1 capital (to risk-weighted assets)	14.51%	14.42%	14.86%
Tier 1 capital (to risk-weighted assets)	14.61%	14.53%	14.98%
Total capital (to risk-weighted assets)	16.39%	16.36%	15.83%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.36%	8.78%	9.34%
Common equity tier 1 capital (to risk-weighted assets)	14.08%	14.00%	14.36%
Tier 1 capital (to risk-weighted assets)	14.08%	14.00%	14.36%
Total capital (to risk-weighted assets)	14.88%	14.75%	15.20%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Selected Income Statement Data:
Interest and dividend income	$94,301	$75,935	$181,781	$147,164
Interest expense	17,940	12,764	35,640	24,865
Net interest income	76,361	63,171	146,141	122,299
Provision for loan and lease losses	4,100	3,400	6,000	5,800
Net interest income after provision for loan and lease losses	72,261	59,771	140,141	116,499
Non-interest income	16,700	16,220	31,432	26,009
Non-interest expense	33,300	27,445	66,178	50,363
Income before income tax expense	55,661	48,546	105,395	92,145
Income tax expense	23,361	20,397	44,198	38,495
Net income	$32,300	$28,149	$61,197	$53,650
Net income attributable to common stock	$32,222	$28,071	$61,042	$53,495

Per Share Data:
Net income:
Basic	$0.50	$0.44	$0.94	$0.84
Diluted	$0.50	$0.44	$0.94	$0.84
Book value per common share	$11.82	$9.65	$11.82	$9.65
Tangible book value per common share	$11.72	$9.60	$11.72	$9.60

Weighted average number of shares outstanding:
Basic	64,861,540	64,431,333	64,724,972	64,050,839
Diluted	64,861,540	64,432,656	64,724,972	64,061,821
Common shares outstanding at end of period	63,359,001	63,029,161	63,359,001	63,029,161
Common shares issued at end of period	64,761,369	64,142,556	64,761,369	64,142,556

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,071,713	$990,948	$1,996,883	$1,816,020
Loan originations for sale	$609,361	$632,162	$844,456	$904,453
Loan and lease purchases	$—	$384	$—	$384
Return on average assets	1.66%	1.77%	1.60%	1.73%
Return on average common stockholders’ equity	17.49%	18.81%	17.05%	18.55%
Interest rate spread[1]	3.82%	3.96%	3.71%	3.92%
Net interest margin[2]	4.00%	4.10%	3.89%	4.07%
Efficiency ratio	35.78%	34.57%	37.27%	33.96%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.05%	(0.04)%	0.03%	(0.04)%
Non-performing loans and leases to total loans and leases	0.50%	0.46%	0.50%	0.46%
Non-performing assets to total assets	0.43%	0.40%	0.43%	0.40%
Allowance for loan and lease losses to total loans and leases at end of period	0.60%	0.61%	0.60%	0.61%
Allowance for loan and lease losses to non-performing loans and leases	118.42%	132.45%	118.42%	132.45%
_________________________

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets